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                                                                       Exhibit 5

November 30, 1994


The Board of Directors
Carlisle Companies Incorporated
250 South Clinton Street, Suite 201
Syracuse, NY  13202-1258

Dear Board of Directors:

     I am Vice President and General Counsel of Carlisle Companies Incorporated, a Delaware corporation (the "Company"), and am familiar with the shares of capital stock, par value $1.00 per share, of the Company (the "Shares") contributed and proposed to be contributed by the Company to the employee benefit plans constituting the participating retirement plans of Carlisle Corporation and its subsidiaries (the "Plans").

     I have reviewed originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate to enable me to render the opinions set forth below.

     Based upon the foregoing, I am of the opinion that:

          (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

          (2) The Shares contributed to the Plans have been duly authorized by the Company and are validly issued, fully paid and nonassessable; and

          (3) The Shares to be contributed to the Plans have been duly authorized by the Company and, when so contributed, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit (5) to the Company's Registration Statement on Form S-3 relating to the Shares and to the references to my name in the Registration Statement and the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Scott C. Selbach

                                   Scott C. Selbach
                                   Vice President and
                                   General Counsel

SCS/ald


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